Exhibit 99.4

American Rebel Light Beer Powers NHRA Brainerd Nationals with ‘Battle for the Rebel Axe,’ Primary Sponsors - TSR Nitro, Minnesota Beer Launch, Andy Ross Live, and Rebel Segment planned for FOX TV Broadcast

American Rebel Holdings Inc. (NASDAQ: AREB), American Rebel Light Beer, and Champion Safe Galvanize Fan Engagement, Launch Minnesota Beer Expansion, and Deepen Relationship with the NHRA at Brainerd Nationals

Nashville, TN, Aug. 15, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) ( www.americanrebel.com ), the embodiment of patriotic lifestyle and innovation, is set to dominate the Lucas Oil NHRA Nationals at Brainerd International Raceway with an electrifying brand activation. The American Rebel brand is on fire, and it’s about to get hotter this weekend as America’s fastest-growing patriotic beer, American Rebel Light Beer ( www.americanrebelbeer.com ), alongside its Champion Safe division, seizes this premier motorsports event to forge lifelong connections with fans, launch a strategic partnership with C&L Distributing in Minnesota, and solidify its position as the ultimate choice for freedom-loving consumers.

American Rebel Brings High-Octane Patriotism and America’s Fastest-Growing Beer to NHRA Brainerd Nationals, Filming a Special FOX Segment

This weekend, American Rebel is set to make a powerful statement at the NHRA Brainerd Nationals, bringing a unique blend of high-octane patriotism and cutting-edge products to the track. The brand is fueling the excitement with American Rebel Light Beer, which has rapidly become America’s fastest-growing beer, alongside its premium lineup of American-made safes and lifestyle products. The event will be amplified by a special, exclusive segment filmed for the national FOX telecast, offering a look at the passion and connection between American Rebel and the NHRA fans.

A High-Octane “Rebel” Fan Experience: Galvanizing Enthusiasm into Lifelong Brand Loyalty

The NHRA Brainerd Nationals, one of the crown jewels of the motorsports season, is the perfect stage for American Rebel to engage its core audience. With a bold strategy to transform racing fans into lifelong customers, American Rebel is delivering an immersive experience that blends heart-pounding entertainment, premium products, and unapologetic patriotism:

Andy Ross Rocks the Zoo : On Friday night, American Rebel CEO and patriotic rocker Andy Ross will take the stage in the Zoo, Brainerd’s iconic fan zone, delivering a high-energy performance that galvanizes the crowd with patriotic fervor. Ross’s music, infused with the brand’s rebellious spirit, will rally fans to “Rebel Up” and embrace the American Rebel lifestyle.

Friday, August 15, 2025 @ 10:00 p.m. - Andy Ross Concert (The Zoo Band Shell)

American Rebel Light Beer Sampling and Sales : Throughout the weekend, fans will savor the crisp, all-natural taste of American Rebel Light Beer, a premium domestic light lager brewed without corn, rice, or artificial sweeteners. At approximately 100 calories and 4.3% ABV per 12 oz serving, it’s the perfect choice for fans seeking bold flavor with a balanced lifestyle. On-site sampling stations and retail activations will drive consumer trial and build lasting brand loyalty.

Champion Safe Showcase and Giveaway : American Rebel’s Champion Safe division, in partnership with Lakes Area Safe & Vault ( thatsafeguy.org ), will showcase premium American-made safes trackside. Fans can explore these secure lifestyle products and participate in a special product giveaway featuring the American Rebel Patriot Safe, with all proceeds benefiting Camp Confidence ( campconfidence.com ), a Brainerd nonprofit supporting children with special needs.

Title Sponsorship of the “Battle for the Rebel Axe” : As the proud title sponsor of this thrilling NHRA competition, American Rebel is front and center, amplifying its brand through one of the weekend’s most exciting showdowns.

Tony Stewart Racing Roars with American Rebel Pride : Both Tony Stewart Racing (TSR) entries—Matt Hagan’s Funny Car and Tony Stewart’s Top Fuel Dragster—will blaze down the track in bold, badass American Rebel Light Beer paint schemes. These fan-favorite designs embody the brand’s unapologetic style and fierce commitment to excellence, captivating fans with every heart-pounding run.

“The American Rebel team is fired up to be here in Brainerd!” said Andy Ross, CEO of American Rebel Holdings, Inc. “We’re looking forward to connecting with our fans all weekend long, rallying behind our drivers Tony and Matt, and sharing plenty of American Rebel Light—the nation’s fastest-growing beer. We’re also thrilled that the NHRA and FOX are planning to film a special segment for the national FOX telecast. It’s going to be packed with high-octane entertainment, and we can’t wait for you all to see it. Wherever you are, let’s Rebel Up!”

Strategic Minnesota American Rebel Beer Launch with C&L Distributing

American Rebel Light Beer’s Minnesota debut is powered by a transformative partnership with C&L Distributing, central Minnesota’s premier beer distributor serving over 2,600 retailers across 35 counties. This collaboration marks American Rebel’s 13th state in its rapidly expanding distribution footprint, bringing its premium light lager to bars, restaurants, and retail shelves throughout the region.

“C&L shares our commitment to excellence, our passion and patriotism for this great country, and most of all, they love great beer like American Rebel Light,” said Todd Porter, President of American Rebel Beverage. “This partnership ensures American Rebel Light Beer reaches Minnesota’s heartland with precision, turning this NHRA weekend into a launchpad for long-term growth and customer loyalty.”

Motorsports: The Heartbeat of American Rebel’s Brand Strategy

American Rebel’s deep-rooted connection to motorsports is a cornerstone of its brand identity. By aligning with the NHRA and Tony Stewart Racing, the company engages directly with a passionate, freedom-loving audience that embodies its core American values. The recent multi-year contract extension between TSR Nitro and multi-year Funny Car World Champion Matt Hagan underscores this commitment, and American Rebel is planning to be a part of it for years to come.

“Tony Stewart, Matt Hagan, Leah Pruett, and the entire TSR Nitro team are true American Rebels—embodying the determination, passion, and pride that define our brand,” said Andy Ross. “With our branding on both TSR cars, we’re not just sponsoring a race—we’re fueling an accelerated introduction to a lifestyle brand that is resonating with fans across the country.”

Champion Safe and American Rebel Safe: Securing the American Way

Beyond beer, American Rebel’s Champion Safe division reinforces the brand’s commitment to a secure, patriotic lifestyle. The trackside display with Lakes Area Safe & Vault showcases American-made safes built for strength and durability, aligning with the brand’s mission to protect what matters most.

“I’m thrilled to be on-site in Brainerd supporting our Minnesota dealer, Lakes Area Safe & Vault, and showcasing our premium American-made safes,” said Tom Mihalek, industry veteran and CEO of Champion Safe. “This event is a powerful opportunity to connect with fans and demonstrate the strength and quality that define American Rebel’s secure lifestyle products, including our top-tier American Rebel and Champion Safe products.”

The product giveaway for the American Rebel Patriot Safe not only engages fans but also supports Camp Confidence, demonstrating American Rebel’s dedication to community impact.

From Brainerd to the Nation: The American Rebel Movement Accelerates

With Minnesota now part of its growing footprint and two additional state launches planned, American Rebel Light Beer is on track to become America’s #1 domestic light lager. Every can poured, every safe showcased, and every race won is a step toward redefining the patriotic lifestyle category.

“Our goal is to create lifelong customers by delivering authentic experiences and premium products that our patriotic consumers want,” said Andy Ross, CEO of American Rebel Holdings, Inc. “Minnesota racing fans, it’s time to Rebel Up!”

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space. Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and now, Minnesota.

For more information about the launch events and the availability of American Rebel Beer, please visit American Rebel Beer or follow us on social media platforms @AmericanRebelBeer.

Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

About Champion Safe Company

For over 25 years, Champion Safe Company has led the industry in manufacturing high-security safes known for superior craftsmanship, fire protection, and reliability. Champion safes are trusted by homeowners, gun owners, and businesses nationwide. Learn more at championsafe.com

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

American Rebel Light Beer Distribution Opportunities

Todd Porter

President, American Rebel Beverages

tporter@americanrebelbeer.com

Champion Safe Business Development Opportunities

Scott Colagrossi

Business Development Manger, Champion Safe Co.

scott.colagrossi@championsafe.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.